Exhibit 10.1

ADTALEM GLOBAL EDUCATION INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2022 (the “Effective Date”), by and between Adtalem Global Education Inc. (“Adtalem”), and Michael Betz (the “Executive”). Adtalem and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Employment Period. Adtalem will employ the Executive, and the Executive hereby accepts employment with Adtalem, upon the terms and subject to the conditions set forth in this Agreement. The Executive’s employment under this Agreement shall begin on the Effective Date and shall continue thereafter until the first to occur of the events described in Section 8(a) (the “Employment Period”).

2. Position and Duties.

(a) Title; Responsibilities. During the Employment Period, the Executive will serve as the President, Walden University and will have the normal duties, responsibilities and authority of that position, subject to the  power of the CEO to expand or limit such duties, responsibilities and authority; provided, however, at all times, Executive’s duties, responsibilities and authority shall be commensurate with such duties, responsibilities and authority held by executives in comparable positions in corporations of similar size and scope to Adtalem in Adtalem’s industry. The Executive shall report to the CEO. In this trusted, executive position, the Executive will be given access to Adtalem’s Confidential Information. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder, including Adtalem’s Code of Business Conduct and Ethics.

3. Compensation.
(a) Base Salary. The Executive’s Base Salary under this Agreement shall be at the initial rate of $540,000. The Executive’s Base Salary will be paid by Adtalem in substantially equal bi-weekly installments. The Base Salary will be reviewed annually, in accordance with the annual planning cycle beginning in August 2023, by the CEO in coordination with the Compensation Committee and upon such review the Base Salary may be increased by the CEO in coordination with the Compensation Committee (but subject to any applicable Adtalem policy, law, or exchange listing requirement); provided, however, the Base Salary under this Agreement, including as subsequently adjusted upwards, may not be decreased thereafter except in the case of an across-the-board percentage reduction in base salaries of executives at the Executive’s level affecting such executives equally. All amounts payable to the Executive under this Agreement will be subject to all required withholding by Adtalem.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(b) Equity Awards. In addition to the Base Salary, the Executive shall be eligible for annual equity awards that are 100% of Base Salary.  Any such equity awards are discretionary in nature and areas determined by Adtalem, the Board and/or Compensation Committee as necessary and appropriate to comply with Adtalem policy, applicable law, or exchange listing requirements, under Adtalem’s equity award plan(s) covering executives at the Executive’s level, as in effect from time to time.  The equity award grant for Adtalem’s fiscal year 2022 (“FY2022”) will be made on the date that such awards are granted to other executive-level employees of Adtalem. The grant date value of the Executive’s FY2022 equity award shall be prorated from the Effective Date, and shall consist of a mix of grant types as used for other similarly-situated executive employees of Adtalem.

(c) Sign-on Equity Grant.  The Executive shall receive a one-time award of Restricted Stock Units on or within thirty (30) days of the Effective Date with a value on such date of $350,000 (the “Grant Date”) consistent with Adtalem’s past practice (the “Sign-On RSUs”). Except as otherwise provided in this Agreement, subject to the Executive’s continued employment with Adtalem, the Sign-On RSU’s will vest in two equal installments: one-half on the one year anniversary of the Grant Date and the remainder on the second anniversary of the Grant Date.

4. Incentive Plans

(a) Management Incentive. In addition to the Base Salary, the Executive will be eligible to receive an annual payment under Adtalem’s annual Management Incentive Plan (MIP), as in effect from time to time, upon the achievement of specific Adtalem-wide and personal performance goals that will be determined each fiscal year by the CEO and/or the Compensation Committee as necessary and appropriate to comply with Adtalem policy; provided, however, the MIP Award may be based on a higher or lower percentage of the MIP Target for performance which is in excess of target goals or below target goals, respectively. Executive’s MIP Award is targeted at 75% of Base Salary with a potential maximum of 200% of this target.  Executive is eligible for the MIP on a pro-rated basis for fiscal year 2023 based on the Effective Date.  Any MIP Award due and owing hereunder with respect to any fiscal year shall be paid no later than the fifteenth day of the third month following the end of Adtalem’s fiscal year in which the MIP Award was earned.  During the first fiscal year of the Executive’s employment, the Adtalem-wide goals will be pro-rated to the Effective Date.

(b) Value Capture Incentive.  In addition to the Base Salary and the MIP, the Executive will be eligible to participate on a pro rata basis in the Executive Officer Component of the Value Capture Incentive Program, as in effect from time to time, upon the achievement of total realized value capture goals that will be determined by the CEO and/or the Compensation Committee in their sole discretion.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

5. Time Off. The Executive will be eligible to participate in Adtalem’s Flexible Time Office (FTO) program. Under this program, the Executive may take time off as needed, subject to CEO approval, however, there is no specific allotment of days and no time off is accrued, as long as such program is offered by Adtalem and offered to leaders at Executive’s level.
6. Benefits. In addition to the Base Salary and other compensation provided for in Section 3 and Section 4 above, the Executive shall be eligible to participate in such health and welfare benefit plans (including Executive’s eligible dependents) and any qualified and/or non-qualified retirement plans of Adtalem as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations. Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document. Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executives at the Executive’s level, as in effect from time to time. Adtalem, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time. Adtalem will reimburse the Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with Adtalem’s policies and procedures in effect from time to time, including but not limited to expenses incurred related to business travel to Chicago as requested by Adtalem.

7. Relocation Expenses. [RESERVED].

8. Termination.

(a) When Does Termination Occur. The Executive’s employment with Adtalem and the Employment Period will end on the earlier of (i) the Executive’s death or Permanent Disability, (ii) the Executive’s resignation at any time with or without Good Reason, or (iii) termination by Adtalem at any time with or without Cause. Except as otherwise provided herein, any termination of the Employment Period by Adtalem or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if the Executive’s employment with Adtalem is terminated during the Employment Period by Adtalem without Cause or by the Executive without Good Reason, the terminating Party must give the other Party at least thirty (30) days prior written notice. For avoidance of doubt, Executive’s voluntary retirement from Adtalem shall be deemed a resignation by Executive without Good Reason.

(b) Termination Due to Death or Permanent Disability. If the Employment Period is terminated pursuant to Section 8(a)(i) above, then, through the date of termination of Executive’s employment with Adtalem, the Executive will be entitled to the Accrued Benefits payable to the Executive or the Executive’s estate or beneficiary, as applicable, no later than thirty (30) days following Executive’s Termination Date. Except as set forth in this paragraph (b), the Executive will not be entitled to any other Base Salary, severance, compensation or benefits from Adtalem thereafter, other than those earned under any of Adtalem’s retirement or incentive plans or expressly required under applicable law.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(c) Termination by Adtalem With Cause or By the Executive Without Good Reason. If the Employment Period is terminated by Adtalem with Cause or if the Executive resigns without Good Reason, then the Executive will only be entitled to receive the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date. Except as set forth in this paragraph (c), the Executive will not be entitled to any other Base Salary, severance, compensation or benefits from Adtalem thereafter, other than those previously earned under any of Adtalem’s retirement plans or expressly required under applicable law. Within ten (10) days following notice of termination with Cause, the Executive may request of the CEO an opportunity to cure the Cause event, which request shall be determined by the CEO in the CEO’s sole discretion.

(d) Termination by Adtalem Without Cause or By the Executive With Good Reason. If:

(i) the Executive’s employment with Adtalem is terminated during the Employment Period (A) by Adtalem without Cause or (B) by the Executive with Good Reason; and
(ii) the Executive executes a Release in the form attached hereto as Exhibit A and such Release is not timely revoked by Executive and becomes legally effective; and

(iii) the Executive complies with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

(A) Accrued Benefits. the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date; and

(B) Base Salary and MIP Award  payment of an amount equal to one (1) times the sum of Executive’s Base Salary (at the rate then in effect) plus 100% of the payments under the applicable year’s MIP presuming that all targets under such MIP were achieved by both Adtalem and the Executive, which shall be payable in twelve (12) equal monthly payments commencing with the first payroll period following the date the Release becomes legally effective; and

(C) Other Benefits. the following “Additional Benefits”:

(I) Health Continuation. Twelve (12) months of continued health benefit plan coverage following the Termination Date at active employee levels and active employee cost for Executive and Executive’s eligible dependents; such health benefits shall be provided and paid for by the Executive per regular payroll period of Adtalem commencing with the first payroll period following the Executive’s termination of employment and continuing until the earlier of (1) the twelve (12) month anniversary of Executive’s Termination Date, or (2) the date Executive is eligible for equivalent coverage and benefits under the plans and programs of a subsequent employer. Medical expenses (as defined in Code Section 213(d)) paid pursuant to this paragraph are intended to be exempt from Code Section 409A to the extent permitted under Treasury Regulation §§1.409A- 1(b)(9)(v)(B) and -3(i)(1)(iv)(B). However, to the extent any health benefits provided pursuant to this paragraph do not qualify for exemption under Code Section 409A, Adtalem shall provide Executive with a lump sum payment in an amount equal to the number of months of coverage to which Executive is entitled times the then applicable premium for the relevant health plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(II) Outplacement Services. Adtalem shall, at its sole expense, provide the Executive with a six (6) month senior executive level outplacement program the provider of which shall be selected by Adtalem in Adtalem’s sole discretion with such expenses being payable to the outplacement service as soon as administratively practicable but in no event later that the last day of the calendar year immediately following the calendar year in which such expense was incurred by the Executive.

(e) Specified Employee Six Month Delay Requirement. Notwithstanding the provisions of paragraph (d) immediately above, because Adtalem is a “public company” within the meaning of Code Section 409A, any amounts payable to the Executive during the first six months and one day following the Termination Date pursuant to paragraph (d) immediately above shall be deferred until the date which is six months and one day following such Termination Date, with the first payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the Termination Date of employment if the six-month deferral had not been required. Except as otherwise expressly provided in paragraph (d) immediately above, all of the Executive’s rights to Base Salary, employee benefits, severance and other compensation hereunder or under any policy or program of Adtalem which accrue or become payable on or after the termination of the Employment Period will cease upon such Termination Date other than those expressly required under applicable law.

(f) No Offset or Mitigation. Except for such monies due and owing Adtalem, if Executive’s employment with Adtalem is terminated for any reason, Adtalem will have no right of offset, nor will Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by Adtalem to Executive.

9. Change in Control.

(a) Obligations of Adtalem upon Executive’s Termination with Good Reason or Adtalem’s Termination of Executive Without Cause During Change in Control Period. If:

(i) during the Change in Control Period, Adtalem terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates employment for Good Reason, and

(ii) the Executive executes the Release and such Release is not timely revoked by Executive and becomes legally effective; and

(iii) the Executive complies with the terms of this Agreement and the Release, then the Executive will be entitled to receive:

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(A) Accrued Benefits. the Accrued Benefits payable no later than thirty (30) days following Executive’s Termination Date;

(B) Base Salary and MIP Award. payment of an amount equal to one and one-half (1-1/2) times the sum of Executive’s Base Salary (at the rate then in effect) plus 100% of the payments under the applicable year’s MIP presuming that all targets under such MIP were achieved by both Adtalem and the Executive, which shall be payable in twelve (12) equal monthly payments commencing with the first payroll period following the date the Release becomes legally effective; and

(C) Other Benefits. Additional Benefits as delineated in Section 8(d)(iii)(C) above except that in subsection (I) the reference to “twelve (12) months” shall be changed to “eighteen (18) months” and in subsection (II) the reference to “six (6) months” shall be changed to “nine (9) months.”

(b) Obligations of Adtalem upon Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change in Control Period, Adtalem shall provide the Executive’s estate or beneficiaries with the Accrued Benefits, and shall have no other severance obligations under this Agreement. The Accrued Benefits shall be paid to the Executive’s estate or beneficiary, as applicable, within thirty (30) days following the Termination Date.

(c) Obligations of Adtalem upon Executive’s Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Change in Control Period, Adtalem shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement. The Accrued Benefits shall be paid to the Executive within thirty (30) days following the Termination Date.
(d) Obligations of Adtalem upon Executive’s Termination Without Good Reason or Adtalem’s Termination of Executive With Cause During Change in Control Period. If the Executive’s employment is terminated for Cause during the Change in Control Period or the Executive resigns during the Change in Control Period without Good Reason, Adtalem shall provide the Executive with the Accrued Benefits, and shall have no other severance obligations under this Agreement. In such case, all Accrued Benefits shall be paid to the Executive within thirty (30) days following the Termination Date. Within ten (10) days following notice of termination with Cause, the Executive may request of the CEO an opportunity to cure the Cause event, which request shall be determined by the CEO in the CEO’s sole discretion.

(e) Anticipatory Change in Control. If a Change in Control occurs and if the Executive’s employment with Adtalem was terminated by Adtalem without Cause within six (6) months prior to the date such Change in Control occurred, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then Executive shall be deemed to have been involuntarily terminated by Adtalem without Cause during the Change in Control Period and shall be eligible to receive the monies and benefits under Section 9(a) rather than Section 8(d) of the Agreement.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

10. Confidential Information.

(a) The Executive recognizes and acknowledges that the continued success of Adtalem and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to certain Adtalem Confidential Information (as defined below in Section 10(b)), as well as certain confidential information of other Persons with which Adtalem and its Affiliates do business, and that such information constitutes valuable, special and unique property of Adtalem, its Affiliates and such other Persons.

(b) Confidential Information. For purposes of this Agreement, Adtalem’s “Confidential Information” shall include Adtalem and its Affiliates’ trade secrets as defined under Delaware law, as well as any other information or material which is not generally known to the public, and which: (a) is generated, collected by or utilized in the operations of Adtalem or its Affiliates’ business and relates to the actual or anticipated business, research or development of Adtalem, its Affiliates or Adtalem and its Affiliates’ actual or prospective Customers; or (b) is suggested by or results from any task assigned to the Executive by Adtalem or its Affiliates, or work performed by the Executive for or on behalf of Adtalem or its Affiliates. Confidential Information shall not be considered generally known to the public if the Executive improperly reveals such information to the public without Adtalem or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to Adtalem or its Affiliates. Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by Adtalem concerning the business or affairs of Adtalem or its Affiliates, including information concerning acquisition opportunities in or reasonably related to Adtalem or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of Adtalem or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.
(c) The Executive agrees to use Adtalem’s Confidential Information only as necessary and only in connection with the performance of Executive’s duties hereunder. The Executive shall not, without Adtalem’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of Adtalem or its Affiliates, or directly or indirectly, disclose outside of Adtalem or outside of the Affiliates, any of Adtalem’s Confidential Information, as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to Adtalem’s Confidential Information, including any obligations the Executive may owe under any applicable trade secrets statutes or similar state or federal statutes. This Agreement shall not prevent the Executive from revealing evidence or suspicions of criminal wrongdoing to law enforcement or prohibit the Executive from divulging Adtalem’s Confidential Information by order of court or agency of competent jurisdiction, by subpoena or pursuant to a request by an exchange. However, the Executive shall, to the extent permissible, promptly inform Adtalem of any such situations and shall, at the sole expense of  Adtalem, take such reasonable steps to prevent disclosure of Adtalem’s Confidential Information until Adtalem or its relevant Affiliates have been informed of such requested disclosure and Adtalem has had an opportunity to respond to the court or agency.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(d) The Executive understands that Adtalem and its Affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Adtalem or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 10, the Executive will hold Third Party Information in the same manner that it holds Adtalem Confidential Information under this Agreement or use Third Party Information unless expressly authorized by such third party or by the CEO.

(e) During the Employment Period, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of Adtalem or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity. The Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive's and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by Adtalem or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.
11. Return of Adtalem Property. The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of Adtalem or its Affiliates, whether confidential or not, are the property of Adtalem and its Affiliates. On or before the Termination Date, the Executive will promptly deliver to, or at any other time the CEO may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to Adtalem or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of Adtalem or its Affiliates, which Executive may then possess or have under Executive’s control. Subject to Section 10(c), the Executive will take any and all actions reasonably deemed necessary or appropriate by Adtalem or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. The Executive will notify Adtalem and the appropriate Affiliates promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

12. Intellectual Property Rights. The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to Adtalem or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by Adtalem or an Affiliate (collectively, the "Work Product") belong to Adtalem. The Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that Adtalem is the copyright owner of the Creation. To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, the Executive hereby irrevocably assigns to Adtalem all right, title and interest in such Creation. All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to Adtalem pursuant to this Agreement. The Executive will promptly disclose and deliver such Work Product to Adtalem and, at Adtalem's expense, perform all actions reasonably requested by Adtalem (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six months after termination of the Executive's employment with Adtalem will be presumed to have been conceived during the Executive's employment with Adtalem, unless the Executive can prove conclusively that it was created after such termination.

13. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of Executive’s employment with Adtalem, Executive has, and will continue to, become familiar with Adtalem's Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning Adtalem, its Affiliates, and their customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to Adtalem and its Affiliates. The Executive agrees that, during the Employment Period and continuing for, as applicable, (i) twelve (12) months thereafter, regardless of the reason for the termination of Executive's employment (the "Restricted Period"), the Executive will not, directly or indirectly, any wherein the Restricted Area:

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(i) own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of Adtalem or its Affiliates in which the Executive would hold a position with responsibilities that are entirely or substantially similar to any position the Executive held during the last twelve (12) months of the Executive’s employment with Adtalem or in which the Executive would have responsibility for and access to confidential information that is similar to or relevant to that which the Executive had access to during the last twelve (12) months of the Executive’s employment with Adtalem; or

(ii) Intentionally Deleted.

Nothing herein will prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b) During the Restricted Period, the Executive will not, directly or indirectly, in any manner: (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain any individual who is or was an employee of or consultant to Adtalem or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive's employment, (ii) induce or attempt to induce any individual who is or was an employee of, or consultant to, Adtalem or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive's employment, to leave the employ of Adtalem or the relevant Affiliates, or (iii) recommend the hiring of, or provide a reference for any individual who was an employee of or consultant to Adtalem or its Affiliates (provided, however that the Executive may hire former employees and individual consultants to Adtalem and its Affiliates after such former employees or individual consultants have ceased to be employed or otherwise engaged by Adtalem or its Affiliates for a period of at least twelve (12) months).
(c) During the Restricted Period, the Executive will not, directly or indirectly: (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service substantially the same as the services or products sold by Adtalem or its Affiliates for which the Executive was involved as of the date of the termination of Executive's employment, or (ii) in any way interfere with the relationship between Adtalem, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of Adtalem or its Affiliates (including, without limitation, by make any negative or disparaging statements or communications regarding Adtalem, its Affiliates or any of their operations, officers, directors or investors). This non-solicitation provision applies solely to those Customers, suppliers, licensees or other business relationships of Adtalem with whom the Executive: (1) has had contact or has solicited at any time in the twelve (12) month period of time preceding the termination of the Executive's employment; (2) has supervised the services of any of Adtalem's or Affiliates’ employees who have had any contact with or have solicited at any time during the twelve (12) month period of time preceding the termination of Executive's employment; or (3) has accessed any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the twelve (12) month period of time preceding the termination of Executive’s employment.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(d) The Executive acknowledges and agrees that the restrictions contained in this Section 13 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Adtalem and its Affiliates. In particular, the Executive agrees and acknowledges that Adtalem is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that Executive's duties and responsibilities for Adtalem and/or its Affiliates are co-extensive with the entire scope of Adtalem's Business, that Adtalem has spent significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, customer lists, long term customer relationships and trade secrets and that such methods, technology, customer lists, customer relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 13, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of Adtalem and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by the Executive against Adtalem, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Adtalem of the provisions of Sections 10, 11, 12 or this Section 13, which Sections will be enforceable notwithstanding the existence of any breach by Adtalem. Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against Adtalem. The Executive consents to Adtalem notifying any future employer of the Executive of the Executive's obligations under Sections 10, 11, 12 and this Section 13 of this Agreement.

(e) In the event of the breach or a threatened breach by the Executive of any of the provisions of Sections 10, 11, 12 or this Section 13, Adtalem, in addition and supplementary to any other rights and remedies existing in its favor, will be entitled to seek specific performance and/or injunctive or other equitable relief (in the form of a temporary restraining order, preliminary injunction and/or permanent injunction) from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof.
(f) Upon the Executive’s written request, the CEO may, in the CEO’s sole discretion, permit the Executive to engage in certain work or activity that is otherwise prohibited by this Agreement, if and only if the Executive first provides the CEO with written evidence satisfactory to the CEO, including assurances from any new employer of the Executive, that the contribution of Executive’s knowledge to that work or activity will not cause the Executive to disclose, base judgment upon, or use Adtalem’s trade secrets or other Confidential Information. The Executive shall not engage in such work or activity unless and until the Executive receives written consent from the CEO.

(g) Neither the CEO’s consent under Section 13(f) nor Adtalem’s failure to seek enforcement of any restrictive covenant under this Agreement shall be deemed a consent or waiver by Adtalem of any subsequent breach of this Agreement by the Executive and Adtalem shall have the right to seek enforcement of this Agreement against the Executive for any breach not specifically consented to in writing by the CEO or Adtalem.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

(h) (h) Nothing in this Section 13 shall prohibit any entity that employs the Executive from making general solicitations of employment (including, but not limited to, the use of search firms) and hiring persons that respond to such general solicitations, provided that Executive is not directly or indirectly involved in such solicitations.

14. Executive’s Representations. [RESERVED].

15. Survival. Any provision which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Employment Period.

16. Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to the Executive:

Michael Betz

At such home address which is on record with Adtalem

Notices to Adtalem:

Adtalem Global Education Inc.

Attn: President and Chief Executive Officer

500 West Monroe

Chicago, IL 60661

with copies to (which will not constitute notice to Adtalem):

Douglas Beck, SVP & General Counsel

Adtalem Global Education

500 West Monroe

Chicago, IL 60661

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Complete Agreement. This Agreement, including the documents referenced herein and the exhibits hereto, embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

19. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

20. No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

21. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, Adtalem and their respective heirs, successors and assigns. The Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of Adtalem. Adtalem may not assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, with the sole exception being a sale to any Person that acquires all or substantially all of Adtalem whether stock or assets, in which case such consent of the Executive is not necessary.

22. Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. SUBJECT TO SECTION 23 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 10, 11, 12 OR 13 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”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

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

23. Dispute Resolution. Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with Adtalem or termination thereof, other than those disputes relating to Executive’s alleged violations of Sections 10 (Confidential Information), 11 (return of property), 12 (intellectual property) and 13 (covenants of noncompete and non-solicitation) of this Agreement, shall be referred for binding arbitration in Chicago, Illinois to a neutral arbitrator (who is licensed to practice law in any state within the United States of America) selected by the Executive and Adtalem and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 23 does not apply to any action by Adtalem to enforce Sections 10, 11, 12 and 13 of this Agreement and does not in any way restrict Adtalem’s rights under Section 22 of this Agreement.
24. Mutual Waiver of Jury Trial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

25. Indemnification. In addition to any rights to indemnification to which the Executive is entitled under Adtalem’s charter and by-laws, to the extent permitted by applicable law, Adtalem will indemnify, from the assets of Adtalem supplemented by insurance in an amount determined by Adtalem, the Executive at all times, during and after the Employment Period, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by Adtalem as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of Adtalem directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of Adtalem or any subsidiary or Affiliate of Adtalem of the Executive as an officer, director or employee of Adtalem or of any subsidiary or Affiliate of Adtalem. Adtalem shall use its best efforts to maintain during the Employment Period and thereafter insurance coverage sufficient in the determination of the Board to satisfy any indemnification obligation of Adtalem arising under this Section 25.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

26. Non-disparagement. Executive agrees that both during the Employment Period and thereafter, the Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of Adtalem or any of its affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of Adtalem, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein shall prevent the Executive from providing any information that may be compelled by law. Likewise, Adtalem and its affiliates, as represented by their respective Directors and Officers, shall not both during the Employment Period and thereafter make or publish any statements or comments that disparage or injure the reputation of the Executive, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation of the Executive; provided, however, nothing herein shall prevent Adtalem from providing any information that may be compelled by law.
27. Assistance in Proceedings. During the Employment Period and thereafter, the Executive will cooperate with Adtalem in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Adtalem (including, without limitation, the Executive being available to Adtalem upon reasonable notice for interviews and factual investigations, appearing at Adtalem’s request to give testimony without requiring service of a subpoena or other legal process, providing to Adtalem all pertinent information and turning over to Adtalem all relevant documents which are or may come into the Executive's possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event Adtalem requires the Executive’s cooperation in accordance with this Section 27, Adtalem will pay the Executive a reasonable per diem as determined by the Board and agreed to by the Executive and reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

28. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Adtalem and the Executive or pursuant to Section 17, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

* * * * *

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Stephen W. Beard
Printed: Stephen W. Beard
Title: President and Chief Executive Officer

EXECUTIVE

By:	/s/ Michael Betz
Printed: Michael Betz

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

APPENDIX I

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) except in the event of a termination by Adtalem with Cause, the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved by the Board) but as yet unpaid, annual cash incentive or other incentive awards for any fiscal year prior to the fiscal year during which the Executive’s Termination Date occurs; (c) a payment representing the Executive’s accrued but unused vacation; and (d) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under Adtalem’s employee benefit and incentive plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Executive is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with Adtalem, including, but not limited to, Adtalem’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Base Salary” means the amount specified in Section 3(a) of the Agreement, as adjusted from time to time.

“Board” means the Board of Directors of Adtalem Global Education Inc.

“Business” means (a) the provision of educational services to individuals at the secondary through post-secondary levels of education and/or training services to individuals seeking professional certifications or professional education by (i) a market funded institution offering degree and non-degree programs (ii) at classroom locations in multiple states and/or through an online curriculum delivery mechanism, and (b) any other business directly engaged in by Adtalem and its Affiliates during the Employment Period.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed by the CEO, (iii) the Executive’s gross negligence or willful misconduct with respect to the performance of the Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, Adtalem, or (v) any other material breach of this Agreement or any other agreement between the Executive and Adtalem.

“CEO” means the President and Chief Executive Officer of Adtalem Global Education Inc.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

“Change in Control” means such term as defined in the Adtalem Global Education Inc. Incentive Plan of 2013.

“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the twelve (12) month anniversary of such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Business Conduct and Ethics” means such code as maintained by Adtalem Global Education Inc., as amended from time to time.

“Compensation Committee” means that committee of the Board which shall have authority over the compensation (cash and non-cash) of certain aspects of Adtalem, including, but not limited to, all officers and executives of Adtalem, including Adtalem’ s CEO and all option grants for any employee, executive, officer, director or consultant of Adtalem.

“Copyright Act” means the United States Copyright Act of 1976, as amended.

“Customer” means any Person:

(a) who purchased products or services from Adtalem or any of its Affiliates during the twelve (12) month period prior to the date of termination of the Executive's employment; or

(b) to whom Adtalem or any of its Affiliates solicited the sale of its products or services during the twelve (12) month period prior to the date of termination of the Executive’s employment.

“Good Reason” means, without the Executive’s consent, (i) material diminution in title, duties, responsibilities or authority; (ii) reduction of Base Salary, MIP Target or employee benefits except for across-the-board changes for executives at the Executive’s level; (iii) exclusion from executive benefit/compensation plans; (iv) material breach of the Agreement that Adtalem has not cured within thirty (30) days after the Executive has provided Adtalem notice of the material breach which shall be given within sixty (60) days of the Executive’s knowledge of the occurrence of the material breach; (v) requirement to relocate to an employment location more than 50 miles from Executive’s current employment location or (vi) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to such Executive.

“MIP Award” means the amount actually awarded Executive under Adtalem’s annual Management Incentive Plan, as in effect from time to time, upon the achievement of specific Adtalem-wide and personal performance goals of the Executive that will be determined each fiscal year by the CEO and/or the Compensation Committee as necessary and appropriate to comply with Adtalem policy.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com

“MIP Target” means the percentage of Executive’s Base Salary established as the target under Adtalem’s Management Incentive Plan as adjusted from time to time.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Executive from substantially performing Executive’s duties hereunder for the greater of: (a) the eligibility waiting period under the Adtalem long term disability program in which he/she participates, if any, (b) an aggregate of six (6) months in any twelve (12) month period, or (c) a period of three (3) consecutive months.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Release” means the waiver and release agreement attached hereto as Exhibit A.

“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which Adtalem and its Affiliates is engaged in Business.

“Termination Date” means the last day of Executive’s employment with Adtalem Global Education Inc.

500 West Monroe St • Chicago, IL • 60661 • T: 312-651-1400 • adtalem.com